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                                                            EXHIBIT 12

                            COLGATE-PALMOLIVE COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         DOLLARS IN MILLIONS (UNAUDITED)

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                                                       NINE MONTHS ENDED
                                                      SEPTEMBER 30, 1996
                                                      ------------------

Income before income taxes                                $   695.1

ADD:
Interest on indebtedness and amortization of debt
  expense and discount or premium
                                                              174.5

Portion of rents representative of interest
  factor
                                                               23.0

Interest on ESOP debt, net of dividends                         1.5

LESS:
Income of less than fifty-percent-owned
  subsidiaries
                                                               (6.3)
                                                          ---------

Income as adjusted                                        $   887.8
                                                          ---------
                                                          ---------

FIXED CHARGES:

Interest on indebtedness and amortization of
  debt expense and discount or premium
                                                          $   174.5

Portion of rents representative of interest
  factor                                                       23.0

Interest on ESOP debt, net of dividends                         1.5

Capitalized interest                                            9.6
                                                          ---------

Total fixed charges                                       $   208.6
                                                          ---------
                                                          ---------

Ratio of earnings to fixed charges                              4.3
                                                          ---------
                                                          ---------

In June 1989, the Company's leveraged employee stock ownership plan (ESOP) issued $410.0 of long-term notes due through 2009 bearing an average interest rate of 8.6%. These notes are guaranteed by the Company. Interest expense on the ESOP's notes was $25.1. This interest is funded through preferred and common stock dividends as well as Company contributions. The fixed charges presented above include interest on ESOP indebtedness to the extent it is not funded through preferred and common stock dividends.